Exhibit 10.23

CONFIDENTIAL

Murphy EControls Technologies (Hangzhou) Co., Ltd

26 July 2013

Dear Sir,

BANKING FACILITY(S/N:130709)

With reference to our recent discussion, we are pleased to confirm our agreement to granting you the below uncommitted banking facility (“Facility”) which will be made available on the specific terms and conditions outlined in this Facility Letter and upon the satisfactory completion of the security and conditions precedent detailed below. Notwithstanding anything to the contrary in this Facility Letter, the Facility is subject to:

•	our discretion to cancel or suspend any unutilized facility, or determine whether or not to permit utilization of any facility;

•	our review at any time and in any event at our discretion at least once a year; and

•	our right of repayment on demand at any time including the right to call for cash cover on demand for prospective and contingent liabilities.

This Facility Letter is composed of the main body, the Schedule of Facility, the General Terms and Conditions for Facilities and the Appendixes (if any) hereof.

Borrower:	Murphy EControls Technologies (Hangzhou) Co., Ltd

Lender/Bank:	HSBC Bank (China) Company Limited, Hangzhou Branch

Obligors	The Borrower and each of the other security providers (if any). “Obligor” refers to each of them.

Facility/ Amount:	RMB/USD Dual Currency Loan Facility up to USD2.500.000.- or equivalent

Finance Document	This Facility Letter and the other security document (if any).

RESTRICTED

Term	2 years after the date of first drawdown. For avoidance of doubt, this provision shall not prejudice the Lender’s overriding right of suspension, withdrawal and repayment on demand at any time regarding any part of the Facility and the Lender’s rights to review the Facility at any time.

Final Maturity Date	The expiry date of the Term

Availability Period	6 months from the first drawdown date. The Availability Period will automatically expire when the facility is fully drawn.

Security:	As security, we shall have:

110% Corporate Guarantee from Enovation Controls, LLC (“Guarantor”).

The Borrower acknowledges that its indebtedness hereunder shall remain outstanding unless fully settled in the same currency of such indebtedness. The Borrower also undertakes that:

(1) it will promptly inform the Lender of any change to its Certificate of Approval;

(2) it will promptly inform the Lender of any change in the amount of its foreign debt or. its other indebtedness backed by a Security guarantee from overseas; and

(3) it will conduct the foreign debt registration promptly (and, in any case, no later than 15 days) after enforcement of the foreign guarantee/security for this Facility Letter.

Conditions Precedent:	(1) The Borrower shall present to the Lender its valid Borrowing Card issued by the People’s Bank of China together with the password thereof.

(2) Certified true copies of all government approvals and certificates in relation to the establishment of the Borrower shall be submitted to the Lender.

(3)    The Borrower has provided its internal authorization document approving (or authorizing others to approve) the Facility hereunder and authorizing representative(s) to accept and sign the terms, conditions and documents in connection with the Facility hereunder and in strict compliance with its articles of association and the applicable laws.

(4)    In the event that the Lender’s making available any Facility hereunder is subject to regulatory approval or the completion of other procedures with the regulator(s), the acquisition of such regulatory approval and the completion of such procedures with regulator(s).

2	RESTRICTED

(5)    The Lender is satisfied that all the security(ies) stated in the “Security” item above (if any) has/have been established and is/are valid and enforceable. The security provider’s company existence evidence and internal authorization document (where the security provider is a company) or valid ID certificate (where the security provider is an individual) has been duly made and submitted to the Lender.

(6) A tentative schedule of drawdown under the Facility prepared by the Borrower which shall be in form and substance satisfactory to the Lender in all respects.

(7)    Legal opinions, as the Lender may require, from qualified lawyer(s) acceptable to the Lender opining on such matters relevant to this Facility Letter and the security documents in form and substance satisfactory to the Lender in all respects.

(8) Evidence of payment of all fees, costs and expenses then due and payable from the Borrower under this Facility Letter.

(9) Documentary evidence satisfactory to the Lender that all stamp duties payable by the Borrower in respect of this Facility Letter have been duly paid by the Borrower.

(10)  Such other documents, evidence and financial and other information relating to any of the matters contemplated under this Facility Letter and the security documents as the Lender shall reasonably require.

(11) The Borrower has opened a loan disbursement account with the Lender or has designated its existing settlement account with the Lender as loan disbursement account

(12) The Borrower has opened a settlement account with the Lender.

(13) The Borrower has provided the Lender with certified true copies of:

(i)     evidences that the Project (defined in the “Schedule of Facility”) has been approved by or (as the case may be) filed with the National Development and Reform Commission or its relevant local office in accordance with law;

(ii) evidences that the Borrower has obtained the land use right for the Project;

(iii) evidences that the environmental impact assessment documents of the Project have been examined and approved by competent environmental protection authorities;

(iv) evidences that the Borrower satisfies the investor’s qualification and business qualification requirements (if any) specified by the State for the investment Project;

3	RESTRICTED

(v)    evidences that the Project capital meets the State’s requirement on minimum capital ratio (which is 40% for this Project) and that such minimum capital has been injected in accordance with law and/or the requirements of competent authorities;

(vi)   evidences that after the occurrence of the proposed drawdown the Borrower’s capital injection ratio will not be lower than the ratio of all loans then drawn under this Facility Letter to the total Facility amount hereunder;

(vii) evidences that after the occurrence of the proposed drawdown the ratio of the Borrower’s utilized capital to the registered capital is not lower than ration of all loans then drawn under this Facility Letter to the total facility amount hereunder.

(14)  The Borrower has provided the Lender with evidences to the Lender’s reasonable satisfaction that the progress of the Project construction properly reflects the capital investment into the Project to date.

Representation	The Borrower represents and warrants to the Lender that:

(1)    each Obligor is a company duly formed and validly existing as a separate legal person under its jurisdiction of incorporation, and has full power, authority and legal right to assume civil liability under the Finance Document to which it is a party;

(2) each Obligor has full power, authority and legal right to enter into and engage in the transactions contemplated by the Finance Document to which it is a party;

(3) each of the Finance Documents constitutes legal, valid and binding obligations of the Obligors enforceable in accordance with its terms;

(4)    neither the execution of the Finance Document nor the performance by the Obligor of any of its obligations or the exercises of any of its rights thereunder will conflict with or result in a breach of any law or regulation, judgment, order, authorization, agreement or obligation applicable to it;

(5) all authorisations required or desirable:

(i) to enable an Obligor lawfully to enter into, exercise its rights and comply with its obligations in the Finance Documents to which it is a party;

(ii) to make the Finance Documents to which an Obligor is a party admissible in evidence in its jurisdiction of incorporation; and

(iii) for an Obligor and its subsidiaries to carry on their business, and which are material,

have been obtained or effected and are in full force and effect;

4	RESTRICTED

(6) the choice of the governing law as specified in each Finance Document will be recognised and enforced in the jurisdiction of incorporation of the Obligor who is a party to that Finance Document;

(7)    any judgment obtained in a jurisdiction that has been specified in a Finance Document will be recognised and enforced in the jurisdiction of incorporation of the Obligor who is a party to that Finance Document;

(8) each Obligor is not required under the law applicable where it is incorporated or resident to make any deduction for or on account of tax from any payment it may make under any Finance Document;

(9)    under the law of the jurisdiction of incorporation of the Obligor, it is not necessary that the Finance Documents be filed, recorded or enrolled with any court or other authority in that jurisdiction or that any stamp, registration or similar tax be paid on or in relation to the Finance Documents or the transactions contemplated by the Finance Documents, other than the payment of the stamp duty on this Facility Letter;

(10) all information supplied by Obligor to the Lender is true, complete and accurate in all material respects as at the date it was given and is not misleading in any respect;

(11) the financial statements of each Obligor supplied to the Lender were prepared in accordance with GAAP consistently applied save to the extent expressly disclosed in such financial statements;

(12)  the financial statements of each Obligor supplied to the Lender give a true and fair view and represent its financial condition and operations during the relevant financial year save to the extent expressly disclosed in such financial statements;

(13) there has been no material adverse change in the business or financial condition of each Obligor since the date of the latest financial statements supplied to the Lender;

(14) any person specified as an authorised signatory of an Obligor is authorized to sign the drawdown notice (in the ease of. Borrower only and other notices on its behalf;

(15) no litigation, arbitration or administrative proceeding is currently taking place or pending or, to the knowledge of the Obligor, threatened against the obligor or its assets;

(16)  no Obligor is in default under any law, regulation, judgment, order, authorisation, agreement or obligation applicable to it or its assets or revenues, the consequences of which default could materially and adversely affect its business or financial condition or its ability to perform its obligations under the Finance Document and no Event of Default or prospective Event of Default, has occurred or is occurring.

5	RESTRICTED

The Borrower also undertakes with the Lender that the foregoing representations and warranties will be true and accurate throughout the continuance of this Facility Letter with reference to the facts and circumstances subsisting from time to time.

The Borrower acknowledges that the Lender has entered into this Facility Letter in reliance upon the representations and warranties contained in this Clause.

Undertaking/ Covenants:	You will be required for so long as this Facility is available to you to comply with the following covenants/ undertakings. Your compliance or otherwise with the following covenant(s)/ undertakings will not in any way prejudice or affect our right to suspend, withdraw or make demand in respect of the whole or any part of the Facility made available to you at any time

(1)    Without prejudice to any security or other priority right to which the Lender is entitled (if any), this Facility shall rank at least pari-passu with all present and future indebtedness of the Borrower. The Borrower undertakes to advise the Lender in advance of any future borrowing.

(2)    The Borrower should not create or attempt to create or permit to subsist any mortgage, debenture, charge, pledge, lien or other encumbrance upon, or permit any lien or other encumbrance (save a lien arising by operation of law in the ordinary course of trading) on the whole or any part of present or future assets of the Borrower without Lender’s prior written consent.

(3)    Half-yearly and audited yearly financial statements of the Borrower and the Guarantor (if any) to be prepared by qualified accountants shall be provided to the Lender whenever available but in any event no later than 90 days and 120 days from the financial half-year-ends and year-ends respectively.

(4) The Borrower shall provide other financial or operational information of the Borrower as from time to time reasonably requested by the Lender.

(5)    The Borrower shall promptly inform the Lender of any of the Borrower’s inter-group connected transactions which amounts to in aggregate over 10% of its net assets with the details to the satisfaction of the Lender.

(6)    The Borrower shall notify the Lender immediately after it becomes aware of any material adverse event which will affect the debt payment ability of the obligor (including the Borrower, guarantor and any other security provider).

(7) The Borrower undertakes to cooperate with the relevant on-site inspections to be conducted by the Lender in respect of the loans.

6	RESTRICTED

(8) The Borrower undertakes to obtain the Lender’s consent prior to the occurrence of any material event such as merger, division, equity transfer, investment or material increase of debt financing.

(9) The Borrower has in all aspects satisfied the requirements set out in relevant laws and regulations of the state, and will continue to do so. Such requirements include but are not limited to:

(i)     the Project meets the relevant policies of the state regarding industry, land, environmental protection etc. and all administrative procedures for the fixed asset investment project have been fulfilled as required by law.

(ii)    the Project conforms to relevant capital requirements of the state on investment projects (including but without limitation the minimum capital ratio of the Project is in line with relevant provision of the State Council).

(iii)  all approvals, license, authorization, permit in connection with the Borrower and the investment project shall remain in full force and effect from the date of this Facility Letter until the full settlement of all outstanding amount under relevant loans.

(iv) The Borrower will ensure that the actual total investment amount of the Project does not exceed 110% of the approved total investment amount (if applicable).

(10)  The Borrower shall provide the Lender with a construction progress report in relation to the Project certified by an independent third party to the satisfaction of the Lender on quarterly basis unless the Project has been completed, in which case, evidence of the completion should be provided.

(11)  The Borrower shall ensure that, if calculated on an annual, basis, 50% of the incoming cash flow of the Project will be credited into the above mentioned settlement account with us and the average daily balance of such account will not be lower than RMB200,000.-.

(12) The Borrower shall undertake to open operating and loan account with the Leader.

(13) The Borrower shall undertake to seek Lender’s prior consent for any dividend paid out.

(14)  In order to ensure and monitor the repayment ability of the Borrower, according to relevant regulations on banking facilities and loans issued by China Banking Regulatory Commission, the Borrower should at least direct 80% sales proceeds to the account opened with the Lender to facilitate the Lender to monitor the fund flow situation.

7	RESTRICTED

Event of Default	The following shall constitute an Event of Default if at any time and for any reasons:

(1) any Obligor fails to pay any amount payable by it under any Finance Document when due;

(2)    any Obligor fails to duly perform any of its material obligations (other than obligations to pay) or to observe any of the material terms and conditions (including the Borrower’s failure to use the loan for the stated purpose or to utilize the loan proceeds as mutually agreed) imposed on it by any Finance Document;

(3) all or a material part of the assets of an Obligor is seized, expropriated, re-entered or resumed or is subject to compulsory purchase or acquisition (whether subject to compensation or not);

(4)    an Obligor becomes or is declared insolvent or bankrupt, is unable to pay its debts as they fall due, stops, suspends or threatens to stop or suspend payment of all or a material part of its debts or begins negotiations or takes any proceedings or other step with a view to readjustment, rescheduling or deferral of its indebtedness (or of any part of its indebtedness which it will or would otherwise be unable to pay when due) or purposes or makes a general assignment or any arrangement, compromise or composition with or for the benefit of its creditors or a moratorium is agreed or declared in respect of or affecting all or a material part of its indebtedness;

(5)    any distress, attachment, execution or other legal process (including the taking of possession or appointment of a receiver, manager or similar officer) is levied, enforced or sued out on or against all or a material part of the assets of the Obligor (whether to enforce any encumbrance or otherwise);

(6)    (i) a proceeding is commenced by an Obligor, a resolution is passed by the Obligor, an order is made by the Obligor or any action is taken by the Obligor for the dissolution of the Obligor or for the appointment of a liquidator, receiver, administrator, trustee or similar officer of the Obligor or of all or a material part of its assets or if the Obligor otherwise becomes insolvent or dissolved under any applicable laws;

(ii) a proceeding is commenced, a resolution is passed, an order is made or any action is taken by any person for the dissolution of the Obligor or for the appointment of a liquidator, receiver, administrator, trustee or similar officer of the Obligor or of all or a material part of its assets or if the Obligor otherwise becomes insolvent or dissolved under any applicable laws;

(7) any requirement of financial covenants (if any) is not satisfied;

8	RESTRICTED

(8)    any representation or statement made or deemed to be made by an Obligor in the Finance Documents or any other document delivered by or on behalf of any Obligor under or in connection with any Finance Document is or proves to have been incorrect or misleading in any material respect when made or deemed to be made;

(9) the Borrower is not or ceases to be a subsidiary of the Guarantor;

(10) an Obligor repudiates a Finance Document or evidences an intention to repudiate a Finance Document;

(11)  if there shall occur a material adverse change in the business, assets, general condition or prospects of an Obligor, which could materially and adversely affect the ability of the Obligor to perform its obligations under the Finance Document;

(12) it is or will become unlawful for any Obligor to perform or comply with any material obligations under the Facility;

(13) any other financial indebtedness of an Obligor is declared be or otherwise becomes due and payable prior to its specified maturity as a result of an event of default (however described).

At any time after any one or more of the Events of Default described above shall, in the Lender’s reasonable opinion, have occurred, the Lender has the right to cancel the Facility, suspend any drawing and/or demand repayment of all monies for the time being (whether by way of principal, interest, fees or otherwise) outstanding hereunder. In addition, the Borrower shall reimburse the Lender all losses and expenses incurred consequent upon termination.

For avoidance of doubt, the provisions with respect to Representation, Undertakings and Events of Default shall not prejudice the Lender’s overriding right of suspension, withdrawal and repayment on demand at any time regarding any part of the Facility and the Lender’s rights to review the Facility at any time.

Governing Law:	This Facility Letter shall be governed by and construed in accordance with the laws of the People’s Republic of China.

Jurisdiction:	The Borrower submits to the non-exclusive jurisdiction of the PRC court at the principal office of the Lender. Nothing in this Clause limits the right of the Lender to bring proceedings against the Borrower in connection with this Facility in any other court of any competent jurisdiction.

9	RESTRICTED

We may provide any information relating to any of your accounts with us and any facility we may provide to you from time to time or their conduct or any other information concerning your relationship with us to any other company or office which at the relevant time belongs to or is part of the HSBC Group.

The facility offer will remain open for acceptance until the close of business on 26 August 2013 and if not accepted by that date will be deemed to have lapsed (unless otherwise agreed by us in writing).

We shall be grateful if you could arrange for the authorized signatory(ies) of your company in accordance with the terms of the shareholders’ resolution or board resolution (as the case may be) to be given to us, to sign and return to us the duplicate copy of this letter to signify your understanding and acceptance of the terms and conditions under which the Facility is granted.

We look forward to the establishment of our mutually beneficial and lasting relationship.

10	RESTRICTED

Yours faithfully,

For and on behalf of HSBC Bank (China) Company Limited Hangzhou Branch	Accepted by Murphy EControls Technologies (Hangzhou) Co., Ltd.

/s/ Angela Fang	/s/ Susan Xu
Angela Fang Relationship Manager Commercial Banking	Authorised Signatures Company Chop Date

/s/ Dennis Zhu Dennis Zhu Branch Manager

11	RESTRICTED

SCHEDULE OF FACILITY

RMB/USD Dual Currency Loan Facility

Purpose

To finance the Borrower’s following fixed asset investment requirement: to fund Borrower’s plant expansion on the existing land (“Project”).

Utilization

(a)	The Facility shall become available for drawdown during the Availability Period upon the signing of all other Finance Documents acceptable to all parties and compliance with all conditions precedent relating thereto provided that there is no Event of Default or potential Event of Default.

(b)	Drawdown may be made in either RMB or USD provided that USD/RMB equivalent of aggregate outstanding hereunder shall in no time exceed the Facility amount. The currency A equivalent of currency B at any time shall be determined based on the buy-in rate of currency A then announced by the Lender.

(c)	3 working days advance drawdown request is given to us.

(d)	Each drawdown to be for a minimum amount of USD500,000.—or equivalent or its multiples unless the loan proceeds is subject to Disbursed by the Lender.

If as a result of change of exchange rate, the actual balance of the Loan exceeds the Facility amount denominated in the currency set out in the Facility Letter, without prejudice to other rights enjoyed by the Lender under this Facility Letter, upon request by the Lender, the Borrower shall repay the Loan until the balance of the Loan can satisfy the requirement of Facility amount denominated in the currency specified, or unconditionally provide additional security to the satisfaction of the Lender and procure other third party security provider to increase the guarantee limit or increase the value of the security or provide additional security upon request by the Lender, so as to secure the Lender’s rights as creditor to the amount of the Loan which has exceeded Facility amount. The Borrower shall ensure that the excess amount is also a part of the secured monies.

Interest

RMB Loan

Interest shall accrue on each loan for each interest period at a rate equal to the benchmark lending rate effective on the Rate Adjustment Date for that interest period promulgated by the People’s Bank of China for RMB lending with a tenor corresponding to the Term of the Facility with 10% mark-up.

12	RESTRICTED

Foreign Currency Loan

Interest shall accrue on each loan for each interest period at a rate equal to the Lender’s cost of fund plus 2% per annum. The Lender has its full discretion in determining its cost of fund for each loan at each interest period. The Borrower shall confirm its acceptance of the exact interest rate for each interest period by specifying such interest rate in the respective drawdown request or interest review letter and shall provide such drawdown request/interest review letter to the Lender at least 3 working days before the first day of the relevant interest period.

Interest period for loan hereunder shall be 1, 3 or 6 months as selected by the Borrower or, in the absence of the Borrower’s selection, such period as determined by the Lender. provided that the first interest period for each loan shall commence on its drawdown date and end on the last day of the then current interest period (if any) and the last interest period shall end on the Final Maturity Date. For RMB loan, the Rate Adjustment Date for an interest period shall be the first day of the interest period.

Interest shall be payable in arrears at the end of each interest period.

The parties may from time to time agree on alternative interest rate for any one or more interest periods. Such otherwise agreed interest rate shall be specified in the relevant drawdown request or interest review notice of the Borrower.

Default Interest

Default interest shall accrue on sums which are overdue (as well as amounts not paid on demand) or overlimit or (in relation to RMB loan) used for purposes other than the purpose specified in the Facility Letter and shall be payable upon demand of the Lender.

RMB Loan

For overdue or overlimit sums: default interest rate shall be the stipulated interest rate for the RMB facility with 50% mark-up.

For the amount used for purposes other than those stated in this letter: default interest rate shall be the stipulated interest rate for RMB facility with 100% mark-up.

Foreign Currency Loan

Default interest rate shall be 3% per annum over the stipulated interest rate for the USD facility.

Repayment

The provisions with respect to Repayment shall not prejudice the Lender’s overriding right of suspension, withdrawal and repayment on demand at any time regarding any part of the Facility and the Lender’s rights to review the Facility at anytime

The Borrower shall repay all loans hereunder according to following schedule together with all the interest and charges accrued thereon on each respective repayment date:

13	RESTRICTED

	Repayment Date	Amount (in percentage of all outstanding loan balance as at the expiry of the Availability Period)
First Instalment	6 months from 1st drawdown	USD500,000.-
Second Instalment	12 months from 1st drawdown	USD500,000.-
Third Instalment	18 months from 1st drawdown	USD500,000.-
Fourth Instalment	24 months from 1st drawdown	USD1,000,000.-

Any amount of the Loan that is repaid cannot be re-drawn.

Prepayment

With the Lender’s prior approval, the Borrower may prepay the outstanding amount of the Loan in whole or in part, with each prepayment subject to a minimum amount of USD500,000.- or equivalent and in an integral multiple of USD500,000.- or equivalent.

The Borrower shall give the Lender an irrevocable written notice of any prepayment, specifying the principal amount to be prepaid, 30 Business Days prior to such prepayment. Upon such notice for prepayment, the amount of the prepayment shall become due and payable on the expiry of the period

Any amount prepaid shall be applied in discharge of the repayment installments in reverse order of maturity or, at the Lender’s option, pro-rata. Any amount prepaid shall not be re-drawn.

The Borrower shall pay all interest accrued, whether capitalised or not on the Loan and all charges due, up to the date of prepayment, together with such prepayment, on the date of prepayment.

All voluntary prepayment(s) will be subject to Break Funding Costs (i.e., the differential between the return the Lender would have received had the Loan run to maturity and the return the Lender is able to obtain by placing of the funds repaid for the remainder of the period in the market).

Disbursement of Loan Proceeds

Disbursement of loan proceeds shall follow the provisions under Clause 7 of the General Terms and Conditions. for Facilities, Threshold Amount for the purpose of Clause 7.2 of the General Terms and Conditions RMB4,650,000.- or equivalent.

14	RESTRICTED

GENERAL TERMS AND CONDITIONS FOR FACILITIES

1.	Interpretation

These terms and conditions are applicable to banking facilities made available by HSBC Bank (China) Company Limited (the “Bank”) to the Borrower(s) and shall be read as an integral part of the facility letter (inclusive the Schedule of Facility thereof), as may be amended from time to time, applicable to the Borrower(s) (the “Facility Letter”). In the event of conflict between these terms and conditions and the Facility Letter, the Facility Letter shall prevail for the purposes of the relevant transaction.

2.	Accrual of Interest & Other Sums

All interest and other sums expressed to be chargeable or payable on a periodic basis hereunder shall accrue on a 360-day-year basis except for interest on outstanding (if any) denominated in Hong Kong Dollar or Pond Sterling (GBP) which shall accrue on a 365-day-year-basis.

3.	Purpose

The Borrower shall strictly apply the Bank’s funding under the Facility Letter for the purpose set out in the Facility Letter only and shall comply with the requirements of the relevant PRC laws and regulations on use of such proceeds. The Borrower shall not apply the proceeds for any purpose prohibited by PRC laws and regulations which including, without limitation, applying the proceeds for equity investments, applying the proceeds for speculation in the stock market, the futures market, the real estate market or other similar market speculation.

4.	Market Disruption / Increased Costs

Without prejudice to our overriding right of suspension, withdrawal and repayment on demand, the Bank would reserve our right to renegotiate any of the interest margins, fees, other charges and the applicable period of PBOC base rate detailed herein (in case there is any Loan denominated in RMB) in the event of any change occurring in any applicable law or regulation (or its interpretation) or in PRC’s financial markets or the need to comply with any requirement of any regulatory/governmental authority (whether or not having the force of law), which resulted, in our opinion, in an increase of the cost of advancing, maintaining or funding any facilities, a change on the basis to calculate the interest margins, deviation from the RMB interest rate regime permitted by PRC laws or regulations (or its interpretation), and/or a reduction in the net return to us from the facilities outlined herein. Before the renegotiated interest margins, fees, other charges or applicable base rate is agreed, the Bank has the sole

15	RESTRICTED

discretion to charge the Borrower the revised interest and fees with a notice to the Borrower. However, if such change in applicable laws and regulations or the requirements of relevant regulatory/governmental authorities have retrospective effect, the Customer shall indemnify the Bank against the increase of cost and/or the reduction in the net return suffered by the Bank in respect of relevant period affected by such retrospective effect within 15 Business Days upon receipt of written notice from the Bank. The Bank’s written notice setting out its claim for such indemnity shall be the conclusive evidence for the indemnity amount payable to the Bank by the Customer, unless the Bank’s claim conflicts with relevant laws, regulations, regulatory/governmental requirements in the PRC.

5.	Illegality

If, at any time, it is or will become unlawful for the Bank to perform any of its obligations as contemplated by this Facility Letter or to fund or maintain any facility (for the avoidance of doubt, unlawful refers to the breach of any law, regulation or explicit written or oral instruction from any regulator):

(a)	the Bank shall promptly notify the Borrower upon becoming aware of that event;

(b)	upon the Bank notifying the Borrower, the facility will be immediately cancelled; and

(c)	the Borrower shall repay the loans on the last day of the Interest Period for each loan occurring after the Bank has notified the Borrower or, if earlier, the date specified as such by the Bank (being no earlier than the last day of any applicable grace period permitted by law).

6.	Security Top-up

Without prejudice to our overriding right of suspension, withdrawal and repayment on demand at any time, if as a matter of fact or in the opinion of the Bank, the value of the security provided by the Borrower or other security provider for the facilities under the Facility Letter has depreciated, the Bank may request the Borrower to provide additional security in form and substance satisfactory to the Bank.

The term “security” referred to in this Clause 6 includes both tangible security and guarantee by a third party. The depreciation of security value includes, but is not limited to, decrease of the absolute value of the collateral due to drop in market price, adverse change in the guarantor’s credit standing, and depreciation of the guaranteed credit limit or any form of cash cover security or evaluated value of the collateral when converted into the currency in which the Borrower’s indebtedness. is denominated as a result of fluctuation of foreign exchange rate.

7.	Disbursement of Loan Proceeds

7.1	Unless otherwise provided in the Schedule of Facility, disbursement of loan proceeds under the facility shall follow the provisions of this Clause 7.

16	RESTRICTED

7.2	Disbursement of loan proceeds under each facility financing the Borrower’s fixed asset investment requirement shall follow the provisions under this Clause 7.2.

If the Borrower has opened a designated loan disbursement account with the Bank for the purpose of this Facility Letter, then sections “Disbursement by the Bank (through designated loan disbursement account)” and ‘‘Disbursement by the Borrower itself” below will apply to loan proceeds disbursement hereunder. If the Borrower has not opened a designated loan disbursement account with the Bank for the purpose of this Facility Letter, then section “Disbursement by the bank (through existing account)” below will apply to loan proceeds disbursement hereunder.

Disbursement by the Bank (through designated loan disbursement account)

The Borrower understands and acknowledges that, in accordance with the Provisional Rules on Administration of Fixed Asset Loans, for any single payment of loan proceeds of more than the Threshold Amount (as defined in the Schedule of Facility), the approach of Disbursement by Bank must be adopted. That is, the Bank will pay the loan proceeds to the designated loan disbursement account opened by the Borrower with the Bank provided that the Bank has received the following documents from the Borrower 3 business days before the proposed drawdown and is satisfied that the relevant payment under the transaction has become due and conforms to the purpose of the facility after verification of the transaction materials. and forthwith immediately transfer the loan proceeds to the Borrower’s counterparties under the relevant transactions pursuant to payment instruction(s) from the Borrower:

(a)	drawdown notice for the proposed loan;

(b)	transaction materials (which include without limitation contracts and invoices in relation to the payment(s) to be made with the proceeds of the loan to be drawn) evidencing the payment requirement(s) to be funded by the loan proceeds; and

(c)	instruction(s) to the Bank for payment of the loan proceeds to relevant third party counterparties.

Disbursement by the Borrower itself

Single payment of loan proceeds no more than the Threshold Amount can be made by means of Disbursement by the Borrower, which means, after loan proceeds are paid by the Bank to the Borrower’s loan disbursement account, the Borrower will disburse such loan proceeds to its counterparty by itself. As a condition precedent for drawdown under such approach, the Borrower shall provide the Bank with a utilization plan regarding the loan proceeds of such drawdown together with the drawdown notice.

17	RESTRICTED

The Borrower undertakes that it will not pay any loan proceeds to any of its accounts opened with any other Bank. The Borrower further undertakes that it will send a summarized report on a quarterly basis in a form and substance to the Bank’s satisfaction, reporting information relating to its payment of loan proceeds by itself and shall provide evidences and supporting documents in relation to relevant transactions promptly upon request by the Bank.

Disbursement by the Bank (through existing account)

The Borrower understands and acknowledges that, for the payment of each loan proceeds, the Bank will make the relevant loan proceeds payment to the designated existing settlement account opened by the Borrower with the Bank provided that the Bank has received the following documents from the Borrower 3 business days before the proposed drawdown and is satisfied that the relevant payment under the transaction has become due and conforms to the purpose of the Facility after verification of the transaction materials, and forthwith immediately transfer the loan proceeds to the Borrower’s counterparty under the relevant transaction pursuant to payment instructions from the Borrower.

(a)	drawdown notice for the proposed loan;

(b)	transaction materials (which include without limitation contracts and invoices in relation to the payment(s) to be made with the proceeds of the loan to be drawn) evidencing the payment requirement(s) to be funded by the loan proceeds; and

(c)	instruction(s) to the Bank for payment of the loan proceeds to relevant third party counterparties.

7.3	In relation to any disbursement by the Bank, the Borrower hereby undertakes and warrants to the Bank as follows:

(a)	As the payment obligor under the relevant transaction, the Borrower shall be solely liable for the appropriateness and/or correctness of each payment made by the Bank with the Borrower’s authorization. The Bank’s examination of transaction materials and its payment in reliance thereon will not release or mitigate such liability of the Borrower.

(b)	The Borrower shall not instruct the Bank to pay any loan proceeds to any of its accounts opened with any other bank except for cases whereunder the Borrower’s payment must he paid through such account opened with another bank and the Borrower provides documentation satisfactory to the Bank to assure the Bank that the disbursement of the loan proceeds to the other bank’s account will not breach the regulatory requirements on the usage of loan proceeds.

(c)	The Borrower will not break a large payment into several parts to avoid application of Disbursement by Bank.

18	RESTRICTED

8.	Expenses, Taxation and Debit Authorization

8.1	All expenses (including without limitation all legal fees) incurred by the Bank as a result of any change to or restructuring of the facilities at the request of the Borrower or any enforcement of the Bank’s right due to the Borrower’s breach of any of its obligations hereunder shall be fully indemnified by the Borrower.

8.2	All payments of principal, interest, fees and other expenses shall he made by the Borrower free and clear of taxes, levies, imposts, duties, charges or withholding of whatsoever nature.

8.3	The Bank may debit any of the Borrower’s account with the Bank’s offices for any amount including, without limitation, principal, interest and other fees and charges due and payable by the Borrower to the Bank under or in relation to the Facility Letter without further instruction from the Borrower.

9.	Assignment

The Bank may by delivering the Borrower a notice in writing assign all or any part of its rights and/or obligations under or in relation to this Facility Letter to any person without subsequent consent from the Borrower.

10.	Connected Transactions

Section 83 of the Hong Kong Banking Ordinance and the CBRC Administration Rules on the Connected Transactions of Commercial Banks with Insiders and Shareholders (the “CBRC Rules”) have imposed on the Bank certain limitations on advances to persons related to our directors or employees or advances that are of the “connected transaction” nature. In acknowledging this Facility Letter the Borrower should advise the Bank whether the Borrower in any way related to any director or employee of The Hongkong and Shanghai Banking Corporation Limited or the Bank within the meaning of Section 83 or otherwise are a “connected party’’ defined in the CBRC Rules and in the absence of such advice the Bank will assume that the Borrower is not so related. The Bank would also ask, should the Borrower become so related subsequent to acknowledging the Facility Letter, that the Borrower immediately advises the Bank in writing.

19	RESTRICTED